Exhibit 99.1

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors
mdaniel@bassettfurniture.com

Peter D. Morrison
Vice President of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal First Quarter Results

(Bassett, Va.) – April 3, 2024 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its first quarter ended March 2, 2024.

Fiscal 2024 First Quarter Highlights

(Dollars in millions)

	Sales				Operating Income (Loss)
	1st Qtr		Dollar	%	1st Qtr	% of	1st Qtr	% of
	2024	2023	Change	Change	2024	Sales	2023	Sales
Consolidated (1)	$86.6	$107.7	$(21.1)	-19.6%	$(2.4)	-2.8%	$2.7	2.5%

Wholesale	$54.7	$69.9	$(15.2)	-21.7%	$6.8	12.4%	$9.0	12.9%

Retail	$53.8	$65.0	$(11.2)	-17.2%	$(1.6)	-3.0%	$1.5	2.3%

Corporate & Other (2)	$1.9	$3.0	$(1.1)	-36.7%	$(7.6)	N/A	$(7.8)	N/A

(1) Our consolidated results include certain intercompany eliminations. See Table 4, “Segment Information” below for an illustration of the effects of these items on our consolidated sales and operating income.

(2) Corporate and Other includes the operations of Noa Home Inc. along with the shared Corporate costs that are benefiting both  the Wholesale and Retail segments.

As we once again compared to the inflated sales of the pandemic period, our consolidated sales dropped by 19.6% (14 weeks vs. 13 weeks) in the first quarter of fiscal 2024 compared to the first quarter of 2023. We do expect easier comparisons starting with our second quarter of 2024. Wholesale and retail orders were more stable and fell by 6.3% and 3.4%, respectively (14 weeks vs. 13 weeks). The final two weeks of January proved to be especially damaging to written sales during the period as we lost the historically strong MLK holiday event due to storms across several regions of the country where we expect to write good business.

We produced an operating loss of $2.4 million and a net loss of $1.2 million in the challenging sales environment. Our consolidated gross margin of 55.3% was an all-time high but spending reductions were not enough to generate profitability at the reported level of sales. We continue to explore expense reduction strategies that will not be detrimental to gaining market share in the competitive furniture industry landscape. Inventory levels are stable and are appropriate for the current pace of business. Total headcount in our wholesale segment has been reduced by 26% since the peak of the pandemic booms in 2022. The corporate retail organization is 44% leaner than February 2020, the last month before the world changed. And the balance sheet is well built and provides stability as we focus on improving results in anticipation of a better macro-economic environment in the future.

Despite producing a record retail gross margin for the quarter, corporate retail posted a $1.6 million operating loss compared to a $1.5 million profit last year. We were excited to open new stores in Tampa and Houston. Startup expenses recorded on the income statement were in excess of $700 thousand. Our average ticket was $3,800 and 41% of sales came from design projects as we generally write a smaller percentage of design business around the holidays. We did not curtail retail marketing expenses for the quarter, although we are currently cutting back prior to picking up again in May for the Memorial Day promotion. On the digital front, we are continuing to optimize our tactics to build our omnichannel capabilities and enhance website conversion. Declining written and delivered sales obviously apply pressure to results through the deleveraging of SG&A expenses. On the expense side, we are at the early stages of implementing a new retail distribution model designed to reduce warehouse and delivery expenses by 200 basis points. The first phase of this plan will eliminate five facilities that are currently in use primarily in the mid-Atlantic region. After evaluation of the results, we plan to implement further warehouse consolidations in other regions. On the revenue front, we plan to sharpen the value proposition of a portion of our assortment with the addition of several new products that we believe will complement the wide array of customizable furniture that currently dominates our stores. We have already seen success in the small number of transactional products that we have begun to integrate into the line and we plan to unveil more pieces designed to increase unit velocity over the course of 2024.

There are currently no new corporately owned stores planned for 2024, although we are performing due diligence in several markets. Our attention is now focused on a refurbishment program for the existing fleet, which will begin in earnest this summer. Coming out of the pandemic, corporate retail posted 14 consecutive quarters of profitability; several quarters were at record levels, albeit admittedly fueled by an unsustainable tailwind of written business. The pendulum of consumer preferences has since swung dramatically away from purchases surrounding the home, not to mention several quarters of a weak housing market. While our gross margin was at record levels, we were not able to generate enough sales to overcome the burden of our fixed costs to post a profit for the quarter. With our lean organization, we are committed to returning to a consistently profitable corporate retail network, no matter what the economy throws at us.

Total wholesale revenue declined by 22% for the period (14 weeks vs 13 weeks). Despite the uncertainty of work schedules, our team produced a 200-basis point gross margin improvement for the quarter. Embedded in the wholesale results is the return to profitability of the Club Level motion assortment which has been a drag on the bottom line in recent quarters. We expect further improvement in the Club Level results in the upcoming months. 80% of the products that invoiced in the quarter were manufactured in the U.S. and were shipped from a domestic facility. We take pride in our Made-in-America positioning and heritage but balancing capacity with order backlogs has been an ongoing hurdle since the slowdown began. Our domestic wood operation began production of the contemporary-styled solid maple Parkway bedroom and the more popularly priced Origins dining program. These products hit our store floors during the quarter and the sell-through is encouraging. In upholstery, our facility in Newton, North Carolina produced the first pieces of our Premier Custom Upholstery in leather, which sold well at retail in the final weeks of the quarter. We are also now shipping some of the imported casegoods and accent furniture products that we introduced last fall. Our move into sourcing from India has added new artistic design elements to our line and we have been pleased with the initial response by our wholesale customers. Unfortunately, the historic ocean freight lead times that have existed for most of the past two decades have once again been disrupted, this time by the geopolitical turmoil in the Middle East that has affected traffic through the Suez Canal.

Approximately 60% of wholesale revenue was derived from the combination of our corporate and licensed Bassett Home Furnishings retail stores. Another 18% came from the Bassett Design Center (BDC) network that is currently comprised of nearly 100 independent furniture accounts with 150 locations. The Bassett footprint in a BDC typically runs from 3,000 to 5,000 square feet and is supported with space planning assistance, store fixtures and signage, point of purchase materials, and promotional events. Many of the business relationships with these dealers have been in place for twenty years or more. The heartbeat of this strategy is the emphasis placed on the display and promotion of our Premier Custom Upholstery and Bench Made dining and bedroom products, all of which are Made-In-America. Generally speaking, this template blossoms into a larger commitment to the Bassett brand on the part of the dealer, largely resulting from the high level of service and training provided by our field representatives. In an effort to expand the reach of our dedicated distribution universe, Bassett introduced the new Bassett Design Studio concept in January.

In short, the Design Studio is a smaller version of the BDC built almost entirely around the display of our Premier Custom Upholstery program. For a comparatively modest financial commitment, the dealer enjoys a product that is well proven at retail and a program that includes several of the store elements found in the BDC program complete with a compelling in-store technology package. We are confident that the return on investment for the retailer will be quite strong as our Premier Custom Upholstery display model has been successfully executed in the field for many years. Thus far, we have brought 17 Bassett Design Studio accounts into the fold. Our initial target is 100 accounts and we will make presentations on the Studio concept by featuring the 1,000 square foot footprint in our showroom at the Spring Furniture Market next week in High Point, North Carolina.

We used $7.7 million of cash in operations for the period as we made the typical upfront payments to satisfy annual service contracts and also incurred an extra monthly payroll and rent outlay due to the fiscal calendar’s extra week. Nevertheless, as we try to mention every quarter, we continue to maintain a strong balance sheet to weather downturns like the one we are in now while supporting the dividend. Meanwhile, we will pursue product innovation, store refurbishment, enhanced technology, and improved operating results in the current climate as we look ahead to a better home furnishings landscape in the future.

Robert H. Spilman, Jr., Chairman and CEO

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 88 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes stylish, custom-built furniture that features the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results or changes in operations for periods beyond the end of the first fiscal quarter of 2024, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward-looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; the success of marketing, logistics, retail and other initiatives; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

###

Table 1
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations - unaudited
(In thousands, except for per share data)

	Quarter Ended
	March 2, 2024		February 25, 2023
		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales

Net sales of furniture and accessories	$86,554	100.0%	$107,698	100.0%
Cost of furniture and accessories sold	38,687	44.7%	50,501	46.9%
Gross profit	47,867	55.3%	57,197	53.1%

Selling, general and administrative expenses	50,224	58.0%	54,495	50.6%
Income (loss) from operations	(2,357)	-2.7%	2,702	2.5%

Interest income	756	1.6%	152	0.3%
Other loss, net	(104)	-0.1%	(567)	-0.5%
Income (loss) before income taxes	(1,705)	-2.0%	2,287	2.1%

Income tax expense (benefit)	(512)	-0.6%	842	0.8%
Net income (loss)	(1,193)	-1.4%	1,445	1.3%

Basic and diluted earnings (loss) per share	$(0.14)		$0.16

Table 2
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	March 2, 2024	November 25, 2023
Assets
Current assets
Cash and cash equivalents	$40,609	$52,407
Short-term investments	17,775	17,775
Accounts receivable, net	13,942	13,736
Inventories, net	62,957	62,982
Recoverable income taxes	2,206	2,574
Other current assets	12,016	8,480
Total current assets	149,505	157,954

Property and equipment, net	83,590	83,981

Other long-term assets
Deferred income taxes, net	5,567	4,645
Goodwill and other intangible assets	16,069	16,067
Right of use assets under operating leases	99,390	100,888
Other	7,324	6,889
Total long-term assets	128,350	128,489
Total assets	$361,445	$370,424

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,635	$16,338
Accrued compensation and benefits	7,679	8,934
Customer deposits	22,763	22,788
Current portion of operating lease obligations	17,530	18,827
Other accrued expenses	10,678	11,003
Total current liabilities	73,285	77,890

Long-term liabilities
Post employment benefit obligations	10,678	10,207
Long-term portion of operating lease obligations	95,312	97,357
Other long-term liabilities	1,532	1,529
Total long-term liabilities	107,522	109,093

Stockholders’ equity
Common stock	43,883	43,842
Retained earnings	136,588	139,354
Additional paid-in-capital	175	93
Accumulated other comprehensive income (loss)	(8)	152
Total stockholders' equity	180,638	183,441
Total liabilities and stockholders’ equity	$361,445	$370,424

Table 3
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Three Months
	March 2, 2024	February 25, 2023
Operating activities:
Net income (loss)	$(1,193)	$1,445
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,664	2,340
Deferred income taxes	(922)	132
Other, net	302	852
Changes in operating assets and liabilities:
Accounts receivable	(206)	(470)
Inventories	25	6,466
Other current and long-term assets	(3,167)	30
Right of use assets under operating leases	4,375	4,587
Customer deposits	(24)	(4,923)
Accounts payable and other liabilities	(3,374)	(4,596)
Obligations under operating leases	(6,219)	(5,300)
Net cash provided by (used in) operating activities	(7,739)	563

Investing activities:
Purchases of property and equipment	(2,076)	(3,341)
Other	(270)	(563)
Net cash used in investing activities	(2,346)	(3,904)

Financing activities:
Cash dividends	(1,573)	(1,421)
Other issuance of common stock	86	80
Repurchases of common stock	-	(1,844)
Taxes paid related to net share settlement of equity awards	(161)	(109)
Repayments of finance lease obligations	(74)	(69)
Net cash used in financing activities	(1,722)	(3,363)
Effect of exchange rate changes on cash and cash equivalents	9	(29)
Change in cash and cash equivalents	(11,798)	(6,733)
Cash and cash equivalents - beginning of period	52,407	61,625
Cash and cash equivalents - end of period	$40,609	$54,892

Table 4
BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended
	March 2, 2024	February 25, 2023
Sales Revenue
Wholesale sales of furniture and accessories	$54,700	$69,884
Less: Sales to retail segment	(23,762)	(30,099)
Wholesale sales to external customers	30,938	39,785
Retail sales of furniture and accessories	53,754	64,962
Corporate & Other (1)	1,862	2,951
Consolidated net sales of furniture and accessories	$86,554	$107,698

Income (Loss) from Operations
Wholesale	$6,760	$8,994
Retail	(1,612)	1,530
Net expenses - Corporate and other (1)	(7,595)	(7,771)
Inter-company elimination	90	(51)
Consolidated	$(2,357)	$2,702

(1) Corporate and Other includes the operations of Noa Home Inc. along with the shared Corporate costs that are benefiting both the Wholesale and Retail segments.